EXHIBIT 23.3

               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the Prospectus/Proxy Statement forming a part of the Registration Statement Form S-4 filed by German American Bancorp of our report dated February 7, 1997, on our audit of the consolidated balance sheets of CSB Bancorp and subsidiary, as of December 31, 1996 and 1995 and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the Prospectus/Proxy Statement.

                                   /s/ Gaither Rutherford & Co. LLP

February 24, 1997                  GAITHER RUTHERFORD & CO., LLP
Evansville, Indiana












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